Message Pilot Joint Marketing Agreement


This joint marketing agreement ("Agreement") is made and effective this February
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29th  2000 by and between BentleyTel.com Inc., a Nevada corporation with offices
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at  4675 MacArthur Court, Suite 420, Newport Beach, CA herein represented by its
President  Jonathon  Bentley-Stevens

AND

Data  Exchange  Inc.  (Texas)  corporation  with  offices at 1202 West Executive
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Drive, Richardson, herein represented by its Chief Executive Officer Ken Heftner

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. TERM OF AGREEMENT: This Agreement shall commence on the date that the Agreement is executed by assigned officers of each party, and shall continue for a period of one year, unless terminated under the provisions set forth in
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Section  8  of  this  document.

2.     SCOPE  OF AGREEMENT: Under this Agreement. the parties shall develop. for
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the  cooperative,  collaborative  marketing  of  the MessagePilot product. These
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plans  shall include, but not be Limited to advertising, promotion, trade shows, collaterals,  et  al.

This  Agreement  shall  be exclusive between DEl and BentleyTel.com Inc. for the
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market  encompassing  the  Asia/Pacific rim Currently the countries that are the focus of this Agreement include Australia, the Philippines, Malaysia. and Indonesia. This exclusive Agreement would be for both retail (i.e., directly to the end user) and wholesale (i.e., to the end user through a service provider) market opportunities identified by either party in this region of the world. In addition, this agreement would be exclusive in North America for the retail segment of the market, but would be non-exclusive for the wholesale segment. DEl plans that have a broad set of market partners for various segments of the North American market.

3.     CONDITIONS  FOR AGREEMENT: This Agreement will remain in force as long as
1) BentleyTele Com achieves the revenue projections included in Exhibit A of this document and 2) DEl fulfills its obligations be timely delivery of quality product to Bentley Telecom.

4. COST SHARING: During the course of this Agreement, each party shall be responsible for its own costs of executing the obligations of the Agreement. Bentley Telecom, at its option, may elect to outsource. marketing activities to DEl in which case DEl would negotiate a professional services agreement with fees to Bentleylel.Com for services rendered.

5. CONFIDENTIALITY Any and all information, identified by the individual parties as confidential, shall protected by the other party a if it were their own confidential information. The identified confidential information shall remain the exclusive property of the party throughout and beyond the life of this Agreement.


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6.     INTELLECTUAL PROPERTY: MessagePilot is an innovation owned exclusively by
DEl. Marketing methods, processes and concepts, associated with MessagePilot shall remain the property of the party identifying the "V. J." method, process, or concept. In the event this marketing Agreement is terminated or lapses due to the expiration of the Term of the Agreement- any and all marketing innovations shall remain the properties, of the party identifying the innovation.

      DEl may, at its option, continue to supply MessagePilot to BentleyTel.Com Beyond the expiration or termination of this Agreement.

7 PERFORMANCE INDEMNITY: Each party shall indemnify, defend and hold harmless the other party in the event of omissions or failure to perform on the part of either party.

8. TERMINATION OF AGREEMENT: This Agreement shall have a term of two years. At any time price to the expiration of this Agreement, either party
      may,  at  its  sole  option,  terminate  this   Agreement  with  90  days
      written  notice.

9 DEFAULT: If DEl fails to deliver quality product to BentleyTel.Com, it shall be deemed in default. If either party fails to support the other in the development and executive of marketing plans, strategies, and tactics, that party shall be deemed to be in default lf BentleyTel.Com fails to deliver the revenue it has projected, through no fault or failure to execute on the part of DEl, BentleyTel.Com shall be deemed to be in default of this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written



Data  Exchange  Inc.                         BentleyTel.com  Inc.
1202  West  Executive  Drive                 4675 MacArthur Court, Suite 420
Richardson,  TX  75081                       Newport  Beach,  CA  92660



By:  /s/  Ken  Heffner                       By:  /s/  Jonathon  Bentley-Stevens
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          Ken  Heffner                                 Jonathon  Bentley-Stevens
Chief  Executive  Officer                              President



                                             /s/  Regina  Peralta
  /s/AM                                     ------------------------------------
-------                                           Regina  Peralta
Witness                                           Executive  Vice  President

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